H&R BLOCK®

News Release

For Further Information

Media Relations:
Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
Pam Kearney, 816.932.1967, pkearney@hrblock.com

H&R BLOCK REPORTS SECOND QUARTER FINANCIAL RESULTS

Lower full-year earnings guidance on Mortgage outlook

FOR RELEASE NOV. 23, 2004 4 P.M. EST

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported a $52.2 million net loss for the second quarter of its 2005 fiscal year, compared with earnings of $10.4 million in the second quarter last year. Revenues totaled $539.3 million, a 5.2 percent decline from last year. The company reported a loss of 32 cents per diluted share, compared with 6 cents of earnings last year.

     The decline in earnings was due primarily to decreased income in the mortgage segment. An asset write-down in investment services and corporate development spending associated with new business initiatives also contributed to the earnings decline. Historically, H&R Block has reported second quarter losses because of the seasonal nature of its tax and accounting businesses, although the company reported a profit in the second quarter of fiscal 2004.

     “The competitive environment in the mortgage industry limited our pricing flexibility in the face of rising interest rates in the secondary market,” said Chairman and Chief Executive Officer Mark A. Ernst. “In view of industry-wide trends, we were satisfied with our levels of loan originations, which grew 2.7 percent compared with the second quarter last year, although operating margins did not improve as much as we had anticipated.

     “We will begin deploying a series of technology enabled service enhancements to our mortgage broker clients during the fourth quarter. We believe that these will improve productivity and position our mortgage business for success as we transition to a higher rate environment. Primarily due to the current mortgage pricing environment and investments in support of these technology enhancements, we are lowering our current fiscal year earnings guidance to the range of $3.50 to $4.00 per share,” Ernst said.

H&R Block Reports Second Quarter Financial Results page 2

In the second quarter, H&R Block acquired 3.8 million shares of its common stock at an aggregate cost of $182.2 million, or an average price of $47.81 per share. Over the past year, the number of H&R Block shares outstanding has decreased 8 percent to 163.5 million shares outstanding.

The second quarter results include $7.9 million in stock-based compensation expense, compared with $3.1 million last year. H&R Block began to expense the costs of all stock-based compensation at the beginning of fiscal year 2004.

For the six months ended Oct. 31, H&R Block reported a net loss of $96.3 million, or 58 cents per diluted share, compared with earnings of $15.5 million last year, or 9 cents per diluted share. Revenues for the six-month period decreased 4 percent to $1 billion, from $1.1 billion last year.

The prior year results include a change in accounting principle related to the adoption of Emerging Issues Task Force No. 00-21 (EITF 00-21) as of May 1, 2003. This change reduced last year’s first quarter net income by $6.4 million, or 3 cents per diluted share.

Tax Services

     Tax services revenues increased 11.8 percent to $74.1 million. The segment reported a pretax loss of $134 million, which was 2.8 percent higher than the pretax loss of $130.4 million in the second quarter of fiscal 2004.

     For the six-month period, revenues were $124.6 million, up $12.3 million from $112.3 million last year, a 10.9 percent increase. The pretax loss for the six-month period was $247 million, $17 million, or 7.4 percent, higher than last year.

     “We continue on pace to open more than 600 new offices and 400 additional Wal-Mart locations. This investment in expanding our office network will make our tax services more accessible and convenient to a greater number of tax filers, which we expect will drive client growth this tax season. Our off-season costs remain in line with our expectations,” Ernst said.

Mortgage Services

Mortgage services, which include Option One Mortgage Corp. and H&R Block Mortgage Corp., reported second quarter pretax income of $106.2 million, a 42.3 percent decline, compared with $184 million in the second quarter last year.

Loan production increased to $6.5 billion for the quarter, a 2.7 percent increase over the previous year’s quarter.

Included within these results, H&R Block Mortgage Corp., H&R Block’s retail mortgage subsidiary, reported a 32.9 percent increase in originations. Retail clients of other H&R Block businesses generated 32 percent of H&R Block Mortgage’s loan activity during the quarter.

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H&R Block Reports Second Quarter Financial Results page 3

Second quarter revenues declined 17.2 percent to $281.6 million, from $340.2 million the prior year. For the six-month period, revenues decreased 13.1 percent to $549.8 million from $632.8 million last year.

The mortgage segment’s total gain on sales was $184.6 million for the second quarter, a 26.3 percent decline compared with $250.6 million in the prior year’s second quarter. The decline in gain on sales is primarily due to increased price competition.

“We have seen increased costs this quarter due to investments we have made to expand distribution capacity, upgrade technology and improve our processes at Option One and H&R Block Mortgage. We believe these investments will drive increased productivity and position us for lower operating costs,” Ernst said.

The segment’s residual interests continued to perform better than expected. Consequently, the company realized a net write-up to residual balances of $35.4 million during the second quarter of fiscal year 2005, which was recorded as other comprehensive income, net of deferred taxes. The company did not realize any gains from the sale of residual assets in the quarter.

Business Services

Business services reported second quarter revenue of $129 million, representing growth of 18.4 percent over the same quarter last year. The second quarter pretax loss was $4.9 million compared with a pretax loss of $2.7 million in the same quarter last year.

For the six-month period, revenues increased 14.8 percent to $238.1 million from $207.5 million last year. The pretax loss was $15 million, an increase of $5.6 million, or 59.2 percent compared to a loss of $9.4 million for the first six months of fiscal year 2004.

“Our accounting and consulting businesses enjoyed strong off-season revenue growth in all of our core service lines, and benefited from strong demand for consulting work and risk management services,” Ernst said. “The development and implementation of our marketing and sales infrastructure is going well. We’re well-positioned to capitalize on the opportunity this market presents to us.”

Investment Services

Investment services reported a second quarter pretax loss of $24.6 million, an increase of $9.2 million compared with last year’s $15.3 million loss. The second quarter loss included a $6 million write-down of a branch office facility. Investment services reported second quarter revenues of $53.8 million, a 2 percent increase from the same quarter last year.

The pretax loss for the second quarter increased 34.5 percent, or $6.3 million compared with the first quarter of fiscal year 2005. Revenues improved slightly, up .3 percent compared with first quarter revenues of $53.6 million.

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H&R Block Reports Second Quarter Financial Results page 4

For the six-month period, revenues decreased 2.1 percent to $107.3 million from $109.7 million last year. The pretax loss increased $13.7 million, or 47.2 percent compared with a loss of $29.1 million for the first six months of fiscal year 2004.

“The general market climate for investment services remained very weak during the early months of the quarter, though we began to see improvement in October and into November,” Ernst said.

Dividend declared

H&R Block’s board of directors declared a quarterly cash dividend of 22 cents per share, payable Jan. 3, 2005, to shareholders of record Dec. 13, 2004. This payment will be the company’s 169th consecutive quarterly dividend.

Other

On Nov. 23 at 5 p.m. EST, the company will host a conference call for analysts, institutional investors and shareholders. Ernst, Jeff Yabuki, executive vice president and chief operating officer, and William Trubeck, executive vice president and chief financial officer, will discuss the quarter and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number approximately 5 to 10 minutes prior to the scheduled starting time:

     U.S./Canada (888) 425-2715 — Access Code: 1169962

     International (706) 679-8257 — Access Code: 1169962

The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. Supplemental financial and statistical information will be available in connection with the webcast, or can be accessed directly on H&R Block’s Investor Relations Web site at www.hrblock.com/about/investor following market close.

A replay of the call will be available beginning at 6:00 p.m. EST Nov. 23 and continuing until 12:00 a.m. EST Nov. 30, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The replay access code is 1169962. A replay of the webcast will also be available on the company’s Web site at www.hrblock.com through Dec. 31, 2004.

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Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2005; the uncertainty of the

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H&R Block Reports Second Quarter Financial Results page 5

company’s ability to purchase shares of its common stock pursuant to the board’s authorization;

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H&R Block Reports Second Quarter Financial Results page 5

the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block:

H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block empowers clients to make tax and financial decisions by providing a unique combination of tax services, financial information and advice, and related products and services. The company’s mission is to help clients achieve their tax and financial objectives by serving as their tax and financial partner.

As the world’s largest tax services company, in 2004 H&R Block served more than 21 million clients in the U.S. and 12 countries. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 360 branch offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.

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H&R BLOCK, INC.
KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	2004	2003
Revenues	$539,255	$568,872

Income (loss) before taxes	(85,924)	17,134
Net income (loss)	$(52,199)	$10,376

Basic earnings (loss) per share	$(0.32)	$0.06

Basic shares outstanding	164,686	177,828
Diluted earnings (loss) per share	$(0.32)	$0.06

Diluted shares outstanding	164,686	181,111

	Six months ended October 31,
	2004	2003
Revenues	$1,021,966	$1,064,256

Income (loss) before taxes	(158,488)	35,963
Net income (loss) before change in accounting principle	(96,282)	21,895
Cumulative effect of change in accounting principle, net of taxes	—	(6,359)
Net income (loss)	$(96,282)	$15,536

Basic earnings (loss) per share:
Before change in accounting principle	$(0.58)	$0.12
Net income (loss)	$(0.58)	$0.09

Basic shares outstanding	166,721	178,616
Diluted earnings (loss) per share:
Before change in accounting principle	$(0.58)	$0.12
Net income (loss)	$(0.58)	$0.09

Diluted shares outstanding	166,721	181,965

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On October 26, 2004 we issued $400.0 million in 5.125% Senior Notes, due in 2014. The proceeds from the notes will be used to repay our $250.0 million in 6¾% Senior Notes, which are due on November 1, 2004. The remaining proceeds will be used for working capital, capital expenditures, repayment of other debt and other general corporate purposes. The proceeds are included in cash and cash equivalents on the condensed consolidated balance sheet.

     We adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, we recorded the cumulative effect of a change in accounting principle of $6.4 million, net of tax benefit of $4.0 million.

     Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

     Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

     In the first quarter of fiscal year 2005, we redefined our reportable segments. The previously reported International Tax Operations and U.S. Tax Operations segments will now be reported as the Tax Services segment.

H&R BLOCK, INC.
SEGMENT FINANCIAL RESULTS
Unaudited, amounts in thousands

		Three months ended October 31,
	Revenues		Income (loss)
	2004	2003	2004	2003
Tax Services	$74,106	$66,284	$(133,972)	$(130,383)
Mortgage Services	281,634	340,173	106,200	184,026
Business Services	129,047	109,024	(4,913)	(2,732)
Investment Services	53,761	52,703	(24,566)	(15,336)
Corporate	707	688	(28,673)	(18,441)

	$539,255	$568,872	(85,924)	17,134

Income taxes (benefit)			(33,725)	6,758

Net income (loss)			$(52,199)	$10,376

		Six months ended October 31,
	Revenues		Income (loss)
	2004	2003	2004	2003
Tax Services	$124,553	$112,265	$(246,961)	$(229,963)
Mortgage Services	549,767	632,762	199,740	347,855
Business Services	238,149	207,523	(14,984)	(9,411)
Investment Services	107,342	109,690	(42,837)	(29,093)
Corporate	2,155	2,016	(53,446)	(43,425)

	$1,021,966	$1,064,256	(158,488)	35,963

Income taxes (benefit)			(62,206)	14,068

Net income (loss) before change in accounting principle			(96,282)	21,895
Cumulative effect of change in accounting principle, net of taxes			—	(6,359)

Net income (loss)			$(96,282)	$15,536

H&R BLOCK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except share data

	October 31,	April 30,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$575,796	$1,071,676
Cash and cash equivalents — restricted	496,798	545,428
Receivables from customers, brokers, dealers and clearing organizations, net	610,039	625,076
Receivables, net	368,072	347,910
Prepaid expenses and other current assets	432,335	371,209

Total current assets	2,483,040	2,961,299

Residual interests in securitizations — available-for-sale	261,503	210,973
Beneficial interest in Trusts — trading	108,624	137,757
Mortgage servicing rights	134,062	113,821
Property and equipment, net	275,688	279,220
Intangible assets, net	299,851	325,829
Goodwill, net	964,548	959,418
Other assets	369,542	391,709

Total assets	$4,896,858	$5,380,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$316,056	$—
Current portion of long-term debt	277,546	275,669
Accounts payable to customers, brokers and dealers	1,000,083	1,065,793
Accounts payable, accrued expenses and other	483,996	456,167
Accrued salaries, wages and payroll taxes	115,249	268,747
Accrued income taxes	88,784	405,667

Total current liabilities	2,281,714	2,472,043

Long-term debt	931,781	545,811
Other noncurrent liabilities	368,696	465,163

Total liabilities	3,582,191	3,483,017

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	558,770	545,065
Accumulated other comprehensive income	99,589	57,953
Retained earnings	2,615,089	2,781,368
Less cost of 54,469,436 and 44,849,128 shares of common stock in treasury	(1,960,960)	(1,489,556)

Total stockholders’ equity	1,314,667	1,897,009

Total liabilities and stockholders’ equity	$4,896,858	$5,380,026

H&R BLOCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Six months ended October 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(96,282)	$15,536
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	76,768	76,010
Accretion of residual interests in securitizations	(57,835)	(70,906)
Impairment of residual interests in securitizations	3,469	11,106
Additions to trading securities — residual interests in securitizations	(68,618)	(199,021)
Proceeds from net interest margin transactions	53,348	147,107
Additions to mortgage servicing rights	(58,894)	(48,002)
Amortization of mortgage servicing rights	38,653	35,307
Net change in beneficial interest in Trusts	29,133	(62,823)
Other net changes in working capital, net of acquisitions	(594,829)	(367,664)

Net cash used in operating activities	(675,087)	(463,350)

Cash flows from investing activities:
Cash received from residual interests in securitizations	73,477	68,850
Purchases of property and equipment, net	(55,249)	(43,591)
Payments made for business acquisitions, net of cash acquired	(5,472)	(123,337)
Other, net	12,138	6,691

Net cash provided by (used in) investing activities	24,894	(91,387)

Cash flows from financing activities:
Repayments of commercial paper	(1,376,877)	(499,771)
Proceeds from issuance of commercial paper	1,692,933	624,401
Proceeds from issuance of long-term debt	395,221	—
Dividends paid	(69,997)	(68,087)
Acquisition of treasury shares	(529,558)	(178,847)
Proceeds from issuance of common stock	53,933	59,851
Other, net	(11,342)	3,167

Net cash provided by (used in) financing activities	154,313	(59,286)

Net decrease in cash and cash equivalents	(495,880)	(614,023)
Cash and cash equivalents at beginning of the period	1,071,676	875,353

Cash and cash equivalents at end of the period	$575,796	$261,330

Supplementary cash flow data:
Income taxes paid	$316,764	$170,826
Interest paid	37,320	42,724

H&R BLOCK, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Revenues:
Service revenues	$277,289	$247,740	$517,046	$462,698
Gains on sales of mortgage assets, net	184,555	250,558	366,648	459,955
Interest income	45,889	46,615	82,593	90,503
Other	31,522	23,959	55,679	51,100

	539,255	568,872	1,021,966	1,064,256

Operating expenses:
Cost of services	318,833	282,926	608,035	534,577
Interest	21,063	19,899	40,153	43,096
Selling, general and administrative	286,793	250,077	535,784	453,479

	626,689	552,902	1,183,972	1,031,152

Operating income (loss)	(87,434)	15,970	(162,006)	33,104
Other income, net	1,510	1,164	3,518	2,859

Income (loss) before taxes	(85,924)	17,134	(158,488)	35,963
Income taxes (benefit)	(33,725)	6,758	(62,206)	14,068

Net income (loss) before cumulative effect of change in accounting principle	(52,199)	10,376	(96,282)	21,895
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income tax benefit of $4,031	—	—	—	(6,359)

Net income (loss)	$(52,199)	$10,376	$(96,282)	$15,536

Basic earnings (loss) per share:
Before change in accounting principle	$(0.32)	$0.06	$(0.58)	$0.12
Cumulative effect of change in accounting	—	—	—	(0.03)

Net income (loss)	$(0.32)	$0.06	$(0.58)	$0.09

Basic shares outstanding	164,686	177,828	166,721	178,616
Diluted earnings (loss) per share:
Before change in accounting principle	$(0.32)	$0.06	$(0.58)	$0.12
Cumulative effect of change in accounting	—	—	—	(0.03)

Net income (loss)	$(0.32)	$0.06	$(0.58)	$0.09

Diluted shares outstanding	164,686	181,111	166,721	181,965

H&R BLOCK, INC.
SELECTED OPERATING DATA
Unaudited

Mortgage Services	Three months ended
	10/31/04	10/31/03	% change	7/31/04	% change
Number of loans originated:
Wholesale (non-prime)	34,385	36,233	-5.1%	37,487	-8.3%
Retail: Prime	1,365	1,944	-29.8%	1,697	-19.6%
Non-prime	5,672	4,110	38.0%	4,742	19.6%

	7,037	6,054	16.2%	6,439	9.3%

Total	41,422	42,287	-2.0%	43,926	-5.7%

Volume of loans originated (000s):
Wholesale (non-prime)	$5,528,361	$5,603,118	-1.3%	$5,981,104	-7.6%
Retail: Prime	183,647	247,661	-25.8%	215,287	-14.7%
Non-prime	800,975	492,977	62.5%	620,126	29.2%

	984,622	740,638	32.9%	835,413	17.9%

Total	$6,512,983	$6,343,756	2.7%	$6,816,517	-4.5%

Loan sales (000s)	$6,560,780	$6,330,449	3.6%	$6,744,056	-2.7%

Servicing portfolio:
Number of loans serviced	362,430	295,636	22.6%	344,659	5.2%
Servicing portfolio ($ bn’s)	$53.6	$40.1	33.7%	$49.4	8.5%

Investment Services	Three months ended
	10/31/04	10/31/03	% change	7/31/04	% change
Customer trades (1)	192,909	232,293	-17.0%	205,948	-6.3%
Customer daily average trades	3,014	3,574	-15.7%	3,269	-7.8%
Average revenue per trade	$125.13	$116.22	7.7%	$119.71	4.5%
Number of active accounts:
Traditional brokerage	444,770	474,289	-6.2%	454,147	-2.1%
Express IRAs	334,928	228,110	46.8%	337,583	-0.8%

	779,698	702,399	11.0%	791,730	-1.5%

Ending balance of assets under administration ($ bn’s)	$27.2	$25.7	5.8%	$26.6	2.3%
Average assets per active account	$34,924	$36,589	-4.6%	$33,592	4.0%
Average customer margin balances ($ millions)	$590	$514	14.8%	$598	-1.3%
Average payables to customers ($ millions)	$962	$959	0.3%	$1,012	-4.9%
Advisors	982	928	5.8%	997	-1.5%

(1) Includes only trades on which commissions are earned (“commissionable trades”).